Exhibit 4.52

English Translation

Shareholder Voting Rights Proxy Agreement

This Shareholder Voting Rights Proxy Agreement (this “Agreement”) dated October 17, 2018, is made in Guangzhou, the People’s Republic of China (the “PRC”), by and among:

Party A:	Guangzhou 100-Education Technology Co., Ltd. (the “WFOE”)
Address:	Room 2910, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B-1:	Guangzhou Huaduo Network Technology Co., Ltd.
Address:	24/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B-2:	Guangzhou 100-Wuyou Online Education Technology Co., Ltd.
Address:	Room 2804, 28/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B-3:	David Xueling Li (together with Party B-2, Party B-3, the “Shareholders”)
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party C:	Guangzhou Sanrenxing 100-Education Technology Co., Ltd. (the “Company”)
Address:	Room 2803, 28/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party A, Party B-1, Party B-2, Party B-3 and Party C respectively referred to as a “Party,” collectively referred to as “Parties.”

WHEREAS:

1.	The Shareholders are the present shareholders of the Company, which jointly hold 100% equity of the Company;

2.	The Shareholders intend to severally entrust the individual designated by WFOE with the exercise of their voting rights in the Company and WFOE is willing to designate such individual to accept such entrustment.

THEREFORE, the Parties, after friendly consultations, hereby agree as follows:

Article 1 Voting Right Entrustment

1.1	The Shareholders hereby irrevocably undertake to sign a power of attorney in the form and substance as set forth in Annex 1 after execution of this Agreement to entrust the individual designated by WFOE (hereinafter, the “Entrusted Person”) to exercise on their respective behalf the following rights they, as the shareholders of the Company, are entitled to under the then effective articles of association of the Company (collectively, the “Entrusted Rights”):

English Translation

(1)	Proposing to convene and attending shareholders’ meetings of the Company as the representative of the Shareholders according to the articles of association of the Company;

(2)	On behalf of the Shareholders, exercising voting rights on all the issues needing to be discussed and resolved by the shareholders’ meetings of the Company, including but not limited to the appointment of the Company’s directors and other officers needing to be appointed and removed by shareholders;

(3)	Exercise other shareholder voting rights as specified in the articles of association of the Company (including any other shareholder voting rights as specified in the amended articles of association).

(4)	When the equity held by each Shareholder in the Company is transferred pursuant to the Exclusive Option Agreement, sign relevant equity transfer agreement and other related documents and handle the government examination, approval, registration and filing formalities required for such transfer on behalf of such shareholder.

The above authorization and entrustment are granted subject to the status of the Entrusted Person as a PRC citizen and the approval by WFOE. Upon and only upon written notice of dismissing and replacing the Entrusted Person (s) given by WFOE to the Shareholders, the Shareholders shall promptly entrust another PRC citizen then designated by WFOE to exercise the above Entrusted Rights, and once new entrustment is made, the original entrustment shall be replaced. The Shareholders shall not cancel the authorization and entrustment for the Entrusted Person (s) otherwise.

1.2	The Entrusted Person shall perform the fiduciary obligations within the scope of authorization with due care and diligence and in compliance with laws. The Shareholders acknowledge and assume relevant liabilities for any legal consequences of the Entrusted Person’s exercise of the foregoing Entrusted Rights.

1.3	The Shareholders hereby acknowledge that the Entrusted Person is not required to seek advice from the Shareholders prior to the exercise of the foregoing Entrusted Rights. However, the Entrusted Person shall inform the Shareholders in a timely manner of any resolution or any proposal on convening interim shareholders’ meeting after such resolution or proposal is made.

Article 2 Right to Information

2.1	For the purpose of exercising the Entrusted Rights hereunder, the Entrusted Person is entitled to know the information with regard to the Company’s operation, business, customers, finance, staff, etc., and shall have access to the relevant materials of the Company. The Company shall adequately cooperate with the Entrusted Person in this regard.

English Translation

Article 3 Exercise of Entrusted Rights

3.1	The Shareholders will provide adequate assistance to the exercise of the Entrusted Rights by the Entrusted Person, including timely execution of the resolutions of the shareholders’ meeting of the Company adopted by the Entrusted Person or other related legal documents when necessary (e.g., when it is necessary for examination and approval of or registration or filing with governmental departments).

3.2	If at any time during the term of this Agreement, the grant or exercise of the Entrusted Rights hereunder is unenforceable for any reason (except for default of any Shareholder or the Company), the Parties shall immediately seek a most similar substitute for the unenforceable provision and, if necessary, enter into a supplementary agreement to amend or adjust the provisions herein, in order to ensure the realization of the purpose of this Agreement.

Article 4 Exemption and Compensation

4.1	The Parties acknowledge that WFOE shall not be requested to be liable to or compensate (monetary or otherwise) other Parties or any third party due to exercise of the Entrusted Rights hereunder by the individuals designated by it.

4.2	The Shareholders and the Company agree to indemnify and hold harmless WFOE from and against all losses incurred or likely to be incurred by it due to exercise of the Entrusted Rights by the Entrusted Person designated by WFOE, including without limitation, any loss resulting from any litigation, demand, arbitration or claim initiated or raised by any third party against it or from administrative investigation or penalty of governmental authorities (collectively, the “Losses”), PROVIDED THAT the above indemnity in respect of any Losses shall not be available to WFOE to the extent that such Losses have been caused by the willful default or gross negligence on the part of the Entrusted Person.

Article 5 Representations and Warranties

5.1	Each Shareholder hereby represents and warrants that:

5.1.1	It is a Chinese citizen or a limited liability company duly organized and validly existing under PRC Law (as the case may be) with full capacity. It has the full and independent legal status and legal capacity to, and has been duly authorized to, execute, deliver and perform this Agreement. It may sue or be sued as an independent party.

5.1.2	It has the full power and authority to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby and to be executed by it. It also has the full power and authority to consummate the transaction contemplated hereby. This Agreement, when duly executed and delivered, shall constitute a legal, valid and binding obligation enforceable against it in accordance with the terms of this Agreement.

English Translation

5.1.3	It is the recorded legal shareholder of the Company as of the effective date of this Agreement, and except for the rights under this Agreement, the Equity Pledge Agreement and the Exclusive Option Agreement entered into among the Shareholders, the Company and WFOE, the Entrusted Rights are free of any third-party right. Pursuant to this Agreement, the Entrusted Person may fully and sufficiently exercise the Entrusted Rights in accordance with the then effective articles of association of the Company.

5.2.	Each of WFOE and the Company hereby represents and warrants that:

5.2.1	It is a limited liability company duly organized and validly existing under the PRC Law with an independent legal personality. It has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.2.2	It has the full corporate power and authority to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby and to be executed by it. It also has the full power and authority to consummate the transaction contemplated hereby.

5.3	The Company further represents and warrants that:

5.3.1	Each Shareholder is the recorded legal shareholder of the Company as of the effective date of this Agreement, and except for the rights under this Agreement, the Equity Pledge Agreement and the Exclusive Option Agreement entered into among the Shareholders, the Company and WFOE, the Entrusted Rights are free of any third-party right. Pursuant to this Agreement, the Entrusted Person may fully and sufficiently exercise the Entrusted Rights in accordance with the then effective articles of association of the Company.

Article 6 Term

6.1	Subject to the provisions of Articles 6.2 and 6.3 hereof, this Agreement shall become effective as of the date of the due execution by the Parties. For both the Company and the WFOE, its validity shall be retroactive to the date of founding of the Company; for each Shareholder, its validity shall be retroactive to the date when such Shareholder becomes a shareholder of the Company. This Agreement shall have a term of thirty (30) years after its effectiveness, unless prematurely terminated by the Parties in writing or pursuant to Article 9.1 hereof. Upon expiration, the term of this Agreement will be automatically extended for one (1) year, unless WFOE gives the other Parties written notice of its intention not to extend at least thirty (30) days prior to expiration.

6.2	If the Company or WFOE, upon expiry of its duration, fails to handle the examination, approval and registration procedures concerning the extension thereof, this Agreement shall be terminated upon expiry of the duration of the Company or WFOE.

English Translation

6.3	In case that a Shareholder transfers all of the equity interest held by it in the Company with WFOE’s prior consent, such Shareholder shall cease to be a party to this Agreement whilst the obligations and commitments of the other Parties under this Agreement shall not be adversely affected thereby.

Article 7 Notices

7.1	Any notice, request, demand and other communications required to be made or given under or pursuant to this Agreement shall be in writing and served on the relevant Party.

7.2	The above notices or other communications shall be deemed duly given or served: if sent by fax or telex, immediately upon transmission; if delivered in person, at the time of delivery; if posted by mail, five (5) days after posting.

Article 8 Confidentiality

8.1	Regardless of whether this Agreement is terminated or not, each Party shall keep strictly confidential all the business secrets, proprietary information, customer information and other information of a confidential nature about the other Parties known by it during the execution and performance of this Agreement (collectively, the “Confidential Information”). The receiving Party shall not disclose any Confidential Information to any third party except with the prior written consent of the disclosing Party or in accordance with relevant laws or regulations or under requirements of the place where its affiliate is listed on a stock exchange. The receiving Party shall not use or indirectly use any Confidential Information other than for performing this Agreement.

8.2	The following information shall not be deemed part of the Confidential Information:

(a)	any information already known by the receiving Party by legal means prior to disclosure, which is substantiated in writing;

(b)	any information being part of public knowledge through no fault of the receiving Party; or

(c)	any information rightfully received by the receiving Party from other sources after disclosure.

8.3	The receiving Party may disclose the Confidential Information to its relevant employees, agents or engaged professionals, but the receiving Party shall guarantee that they are in compliance with the relevant terms and conditions of this Agreement and assume any responsibility arising from any breach thereof by them.

8.4	Notwithstanding any other provision herein, the validity of this Article shall survive the termination of this Agreement.

English Translation

Article 9 Defaulting Liability

9.1	The Parties agree and acknowledge that, if any of the Parties (the “Defaulting Party”) materially breaches any provision herein or materially fails to perform or delays performance of any of the obligations hereunder, such breach, failure or delay shall constitute a default under this Agreement (a “Default”). In such event, any of the other Parties without default (the “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the Non-defaulting Party notifying the Defaulting Party in writing and requiring the Default to be rectified, then:

9.1.1	if any Shareholder or the Company is the Defaulting Party, WFOE shall be entitled to terminate this Agreement and require the Defaulting Party to indemnify all damages;

9.1.2	if WFOE is the Defaulting Party, the Non-defaulting Party shall be entitled to require the Defaulting Party to indemnify all damages, but the Non-defaulting Party shall not be entitled to any rights to terminate or cancel this Agreement in any situation unless otherwise provided by the mandatory provisions of the laws.

9.2	Notwithstanding any other provision herein, the validity of this Article shall survive the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1	This Agreement is written in Chinese and executed in five (5) originals, with one (1) original to be retained by each Party hereto.

10.2	The formation, validity and interpretation of, resolution of disputes in connection with, this Agreement, shall be governed by PRC Law.

10.3	Dispute Resolution

10.3.1	Any dispute arising hereunder and in connection herewith shall be resolved through consultations among the Parties, and if the Parties fail to reach a mutual agreement within thirty (30) days of its occurrence, any Party may submit such dispute to China Guangzhou Arbitration Commission for arbitration in accordance with its arbitration rules in effect at the time of applying for arbitration. The seat of arbitration shall be Guangzhou and the language used in arbitration proceedings shall be Chinese. The arbitral award shall be final and binding on the Parties.

10.3.2	During dispute resolution, the Parties shall continue to perform the terms of this Agreement other than those relating to disputes.

English Translation

10.4	Any right, power or remedy conferred on any Party by any provision of this Agreement shall not be exclusive of any other right, power or remedy available to it at law and under the other provisions of this Agreement, and the exercise by such Party of any of its rights, powers and remedies shall not preclude the exercise of any other rights, powers and remedies it may have.

10.5	No failure or delay by a Party in exercising any of its rights, powers and remedies available to it hereunder or at law (hereinafter, the “Party’s Rights”) shall operate as a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights shall preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

10.6	The headings contained herein shall be for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

10.7	Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

10.8	This Agreement, when executed, shall supersede any prior other legal document among the Parties with respect to the subject matter hereof. Any amendment or supplement hereto shall be made in writing and shall become effective only upon due execution by the Parties hereto, but other than WFOE’s transfer of its rights hereunder according to Article 10.9 hereof.

10.9	Without WFOE’s prior written consent, any other Party shall not transfer any of its rights and/or obligations hereunder to any third party. The other Parties hereby agree that without the prior written consent of the other Parties, WFOE is entitled to transfer any of its rights and/or obligations hereunder to any third party upon written notice thereof to the other Parties.

10.10	This Agreement shall be binding on the legal assignees, successors or heirs of the Parties. Each Shareholder warrants to WFOE that it has made and will continue to make all such arrangements and has signed and will continue to sign all such documents as are necessary to ensure that upon its death, incapacity, bankruptcy, divorce or the occurrence of any other circumstance that prevents it from exercising the equity, the persons that may acquire the equity of the Company or related rights as a result thereof, including its successor, heir, guardian, creditor or spouse, will not affect or impede the performance of this Agreement.

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English Translation

IN WITNESS WHEREOF , the Parties hereto have caused this Agreement to be executed as of the date first above written.

Party A:	Guangzhou 100-Education Technology Co., Ltd.

Signature:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative

Party B-1:	Guangzhou Huaduo Network Technology Co., Ltd.

Signature:	/s/ Ting Li
Name:	Ting Li
Title:	Legal Representative

Party B-2:	Guangzhou 100-Wuyou Online Education Technology Co., Ltd.

Signature:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative

Party B-3:	David Xueling Li

Signature:	/s/ David Xueling Li
Name:	Xueling Li

Party C:	Guangzhou Sanrenxing 100-Education Technology Co., Ltd.

Signature:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative

English Translation

Annex 1:

Power of Attorney